Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Jason Bixby	8540 Gander Creek Drive
937-242-9093	937-242-9144	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE –

NEWPAGE ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

MIAMISBURG, Ohio. – August 12, 2008 – NewPage Corporation (NewPage) today announced its results of operations for the second quarter of 2008, including the financial results of Stora Enso North America (SENA) that was acquired on December 21, 2007. Net sales were $1,063 million in the second quarter of 2008 compared to $495 million in the second quarter of 2007, an increase of $568 million, or 115%, primarily as a result of the acquisition. Net loss was $21 million in the second quarter of 2008 compared to zero in the second quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $103 million for the second quarter of 2008 compared to EBITDA of $66 million for the second quarter of 2007.

“The U.S. economy caught up with the coated paper market during the second quarter and we saw a dramatic slowdown in demand for coated papers and rapid increases in input costs,” said Mark A. Suwyn, NewPage chairman and chief executive officer. “We took immediate actions and curtailed production to limit inventory growth, raised prices in April and again in July, and initiated additional productivity programs to offset the rising costs. In addition to accelerating the permanent shutdowns we previously announced as part of the integration of Stora Enso North America, we also announced the closure of our mill in Kimberly, Wisconsin, to align capacity with market demand.”

The following schedule details key performance and cost metrics for the second quarter:

	Second Quarter
	2008	2007
Coated paper volume – 000s tons	875	517
Price per ton of coated paper	$988	$876
Market downtime – 000s tons	18	0
Maintenance expense – $ million	$101	$41
Gross margin	8.4%	11.3%
SG&A expense – % of net sales	5.9%	4.6%

“From an operations perspective, we were challenged during the quarter to manage the decrease in demand for our coated products along with increased inflation for energy, raw materials and

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transportation,” said Richard D. Willett, Jr., NewPage president and chief operating officer. “Despite the difficult actions we’ve had to initiate, we are still able meet the needs of our customers. The rapid integration of our production capability allows us to produce most products on multiple paper machines at the mills with the lowest costs. We are moving ahead on all of our key initiatives such as the business systems integration, Lean Six Sigma activities, capital investments to drive cost productivity, and accelerating improvements across the company. These actions will enable NewPage to remain financially strong and maintain its position as the clear industry leader.”

Cost of sales continued to increase in the second quarter of 2008 compared to the second quarter of 2007, driven by sales of the acquired business and higher oil and natural gas prices and their effect on energy, transportation and raw materials. “We expect crude oil and energy costs to remain high throughout the year,” said Willett. “As a result of these continued inflationary pressures, we raised sales prices, and will continue to closely monitor input costs.”

As a result of restructuring plans announced during the first quarter of 2008, cost of sales included pretax charges of $8 million in the second quarter of 2008, consisting of $6 million of accelerated depreciation expense and $2 million of employee-related costs. In addition, the company incurred $13 million of integration related expenses during the quarter. “Our integration activities continued throughout the quarter and we remain on track to meet our previously announced long-term target of $265 million in annual synergies from the SENA acquisition,” added Willett.

Interest expense for the second quarter was $68 million in 2008 compared to $32 million for the same period in 2007. The increase was primarily due to higher outstanding debt balances resulting from financing the acquisition.

NewPage closed the quarter with $466 million of liquidity, including $41 million of cash and $425 million of additional borrowing availability under the revolving credit facility.

Conference Call

The NewPage Second Quarter 2008 Conference Call and Webcast is scheduled for today, August 12, 2008, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 800-398-9367 (toll-free domestic) or (612) 338-1294 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 953737. The replay will be available starting at 1:00 p.m. (ET) on August 12, 2008, and will remain available until noon (ET) on September 16, 2008.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.7 billion in pro forma net sales for the year ended December 31, 2007. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

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NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Nova Scotia, and Wisconsin. These mills currently have a total annual production capacity of approximately 4.5 million tons of paper, including approximately 3.3 million tons of coated paper, approximately 900,000 tons of uncoated paper and approximately 300,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies; our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and Canada and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Second Quarter Ended June 30, 2008 and 2007

(in millions)

	Second Quarter Ended June 30, 2008	Second Quarter Ended June 30, 2007
Net sales	$1,063	$495

Cost of sales	974	439
Selling, general and administrative expenses	62	23
Interest expense	68	32
Other (income) expense, net	(2)	—

Income (loss) before income taxes	(39)	1
Income tax (benefit)	(18)	1

Net income (loss)	$(21)	$—

NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Half Ended June 30, 2008 and 2007

(in millions)

	First Half Ended June 30, 2008	First Half Ended June 30, 2007
Net sales	$2,253	$971

Cost of sales	2,032	877
Selling, general and administrative expenses	117	49
Interest expense	139	65
Other (income) expense, net	(8)	—

Income (loss) before income taxes	(27)	(20)
Income tax (benefit)	(13)	—

Net income (loss)	$(14)	$(20)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

June 30, 2008 and December 31, 2007

(in millions)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$41	$143
Accounts receivable, net	339	351
Inventories	688	584
Other current assets	45	43

Total current assets	1,113	1,121

Property, plant and equipment, net	3,461	3,564
Other assets	266	198

TOTAL ASSETS	$4,840	$4,883

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$324	$338
Accrued expenses	263	290
Current maturities of long-term debt	16	16

Total current liabilities	603	644

Long-term debt	2,904	2,909
Other long-term obligations	339	351
Deferred income taxes	305	293
Commitments and contingencies
Minority interest	29	31

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	746	729
Accumulated deficit	(111)	(97)
Accumulated other comprehensive income (loss)	25	23

Total stockholder’s equity	660	655

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,840	$4,883

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Half Ended June 30, 2008 and 2007

(in millions)

	First Half Ended June 30, 2008	First Half Ended June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(14)	$(20)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	149	67
Non-cash interest expense	12	4
Loss on sale of assets	2	1
Deferred income taxes	(13)	—
LIFO effect	14	4
Equity award expense	15	1
Changes in operating assets and liabilities	(176)	(31)

Net cash provided by (used in) operating activities	(11)	26

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(71)	(34)
Payments for acquired business	(6)	—
Proceeds from sales of assets	5	—

Net cash provided by (used in) investing activities	(72)	(34)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	—	(1)
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(4)	(6)
Loans to parent companies	(6)	(4)
Payments on long-term debt	(8)	(7)

Net cash provided by (used in) financing activities	(18)	(18)

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Net increase (decrease) in cash and cash equivalents	(102)	(26)
Cash and cash equivalents at beginning of period	143	44

Cash and cash equivalents at end of period	$41	$18

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

Second Quarter and First Half Ended June 30, 2008 and 2007

(in millions)

	Second Quarter Ended June 30, 2008	Second Quarter Ended June 30, 2007	First Half Ended June 30, 2008	First Half Ended June 30, 2007
Net income (loss)	$(21)	$—	$(14)	$(20)
Plus:
Interest expense	68	32	139	65
Income tax (benefit)	(18)	1	(13)	—
Depreciation and amortization	74	33	149	67

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$103	$66	$261	$112

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.